Exhibit 99.1

news

FOR IMMEDIATE RELEASE

Investor Contact: Mark Kimbrough (615) 344-2688	Media Contact: Ed Fishbough (615) 344-2810

HCA ANNOUNCES PROMOTION OF SAM HAZEN

TO PRESIDENT AND CHIEF OPERATING OFFICER

NASHVILLE, Tenn., November 16, 2016 – HCA (NYSE:HCA) announced today that Samuel N. Hazen, the company’s chief operating officer, has been promoted to president and chief operating officer, effective immediately. A 33-year veteran of the nation’s largest investor-owned healthcare provider, Hazen has served as COO since January 2015. In this role, he oversees operations for the company’s 170 hospitals, 118 ambulatory surgery centers, and numerous outpatient facilities and physician practices across 42 domestic markets and the United Kingdom.

Milton Johnson, HCA’s chairman and CEO, said, “Sam is a seasoned leader who has grown both in knowledge and expertise through a series of senior roles spanning more than three decades at HCA. With his intense focus and deep knowledge of HCA’s markets, I am confident in Sam’s ability to continue to lead the execution of our robust operations agenda.”

Hazen has served in various senior positions for HCA. Prior to his COO role, he was president of operations, and from 2001-2011 was president of HCA’s Western Group, which included all operations west of the Mississippi River and represented approximately one-half of the company’s revenue.

Hazen served as chief financial officer for the Western Group from 1995-2001. Prior to 1995, he was chief financial officer for two different divisions in the company, overseeing operations in North Texas and several other markets. He began his career in Humana’s Financial Management Specialist Program in 1983 and held chief financial officer positions at hospitals in Georgia and Las Vegas.

Hazen earned his bachelor’s degree in finance from the University of Kentucky in 1982 and his master’s degree in business administration from the University of Nevada, Las Vegas in 1988. He and his wife, Glenna, live in Nashville and have two sons.

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All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.